As filed with the Securities and Exchange Commission on October 4, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dianthus Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-0724163
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7 Times Square, 43rd Floor

New York, NY 10036

(Address of Principal Executive Offices, Zip Code)

Amended and Restated Dianthus Therapeutics, Inc. Stock Option and Incentive Plan

Dianthus Therapeutics, Inc. 2019 Stock Plan

(Full title of the plan)

Adam M. Veness, Esq.

Senior Vice President, General Counsel and Secretary

Dianthus Therapeutics, Inc.

7 Times Square, 43rd Floor

New York, NY 10036

(929) 999-4055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr, Esq.

Branden C. Berns, Esq.

Chris W. Trester, Esq.

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

Telephone: (415) 393-8200

Facsimile: (415) 393-8306

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On September 11, 2023, Dianthus Therapeutics, Inc. (f/k/a the Magenta Therapeutics, Inc.) (the “Registrant”) effected a 1-for-16 reverse stock split, which proportionally reduced the number of shares reserved under the Amended and Restated Dianthus Therapeutics, Inc. Stock Option and Incentive Plan (f/k/a the Magenta Therapeutics, Inc. 2018 Stock Option and Incentive Plan) (the “LTIP”). On September 11, 2023, pursuant to an Agreement and Plan of Merger dated May 2, 2023 (the “Merger Agreement”), a wholly-owned subsidiary of the Registrant merged with Dianthus Therapeutics OpCo, Inc. (f/k/a Dianthus Therapeutics, Inc.) (“Former Dianthus”), with Former Dianthus surviving as a wholly owned subsidiary of the Registrant (the “Merger”). In connection with the Merger, (i) the Registrant assumed options to purchase shares of Former Dianthus’s common stock that were outstanding under the Dianthus Therapeutics, Inc. 2019 Stock Plan (the “2019 Plan”) immediately prior to the Merger and such options were converted into options to purchase 1,486,408 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), after adjustment to reflect the reverse stock split and the exchange ratio used in the Merger, and (ii) the LTIP was amended and restated to, among other items, provide for the issuance of an additional 198,916 shares of Common Stock which were previously available for issuance under the 2019 Plan, after adjustment to reflect the reverse stock split and the exchange ratio used in the Merger.

Accordingly, this Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Registrant to register (i) up to 1,486,408 shares of Common Stock issuable pursuant to outstanding options granted under the 2019 Plan, (ii) the 198,916 additional shares of Common Stock issuable pursuant to the LTIP as a result of the assumption of the shares previously available for issuance under the 2019 Plan, and (iii) 151,600 additional shares of Common Stock that became issuable under the LTIP as a result of an automatic annual increase on January 1, 2023, adjusted to reflect the reverse stock split.

The information contained in the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) with respect to the LTIP on March 8, 2022, March 3, 2021, March 3, 2020, March 19, 2019 and June  22, 2018 (Registration Nos. 333-263358, 333-253815, 333-236853, 333-230387, and 333-225838), together with all exhibits filed therewith or incorporated therein by reference, are hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the shares of Common Stock registered hereunder with respect to the LTIP are in addition to the shares of Common Stock registered on such registration statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in Part I of this Registration Statement will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March  23, 2023, as amended by Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A filed with the SEC on May 1, 2023;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2023 filed with the SEC on May 15, 2023 and for the fiscal quarter ended June 30, 2023 filed on August 3, 2023;

(c)

the Registrant’s Current Reports on Form 8-K filed with the SEC on February  2, 2023, February  7, 2023, March  31, 2023, April  6, 2023, May  3, 2023, May  19, 2023, September  8, 2023, and September  12, 2023 (as amended September 21, 2023); and

(d)

the description of the Common Stock contained in the Registrant’s Registration Statement on Form S-3 filed with the SEC on October 4, 2023, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in its charter that limit or eliminate the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or (iv) any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that: (i) the Registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and (ii) the Registrant will advance expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of Magenta, subject to limited exceptions.

The Registrant has entered into indemnification agreements with its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and executive officers to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that the Registrant’s obligations to those same directors are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The LTIP provides that neither the board of directors of the Registrant nor the compensation committee (or other person acting as administrator of the LTIP), nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the LTIP, and such individuals shall be entitled in all cases to indemnification and reimbursement by the Registrant in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Registrant’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Fifth Amended and Restated Certificate of Incorporation of Dianthus Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 12, 2023).

4.2	Second Amended and Restated Bylaws of Dianthus Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2022).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP

23.1*	Consent of KPMG LLP, former independent registered public accounting firm of Magenta Therapeutics, Inc.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Dianthus Therapeutics OpCo, Inc. (formerly Dianthus Therapeutics, Inc.)

23.3*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

99.1	Amended and Restated Dianthus Therapeutics, Inc. Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 12, 2023)

99.2*	Form of Stock Option Agreement for Directors under the Amended and Restated Dianthus Therapeutics, Inc. Stock Option and Incentive Plan.

99.3	Dianthus Therapeutics, Inc. 2019 Stock Plan (incorporated by reference to Exhibit 10.17 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on June 22, 2023).

99.4	Form of Nonstatutory Stock Option Agreement under the Dianthus Therapeutics, Inc. 2019 Stock Plan (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on June 22, 2023).

99.5	Form of Incentive Stock Option Agreement under the Dianthus Therapeutics, Inc. 2019 Stock Plan (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on June 22, 2023).

107.1*	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2023.

DIANTHUS THERAPEUTICS, INC.

By:	/s/ Marino Garcia
Name:	Marino Garcia
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Marino Garcia, Ryan Savitz and Adam Veness and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Marino Garcia Marino Garcia	Chief Executive Officer, President, and Director (Principal Executive Officer)	October 4, 2023

/s/ Ryan Savitz Ryan Savitz	Chief Financial Officer and Treasurer (Principal Financial Officer)	October 4, 2023

/s/ Edward Carr Edward Carr	Chief Accounting Officer (Principal Accounting Officer)	October 4, 2023

/s/ Leon O. Moulder, Jr. Leon O. Moulder, Jr.	Chair of the Board	October 4, 2023

/s/ Tomas Kiselak Tomas Kiselak	Director	October 4, 2023

/s/ Alison F. Lawton Alison F. Lawton	Director	October 4, 2023

/s/ Anne McGeorge Anne McGeorge	Director	October 4, 2023

/s/ Lei Meng Lei Meng	Director	October 4, 2023

/s/ Paula Soteropoulos Paula Soteropoulos	Director	October 4, 2023

/s/ Jonathan Violin, Ph.D. Jonathan Violin, Ph.D.	Director	October 4, 2023